UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 27, 2022

Histogen Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36003	20-3183915
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

10655 Sorrento Valley Road, Suite 200, San Diego CA		92121
(Address of principal executive offices)		(Zip Code)

(858) 526-3100

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	HSTO	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 27, 2022, the Board of Directors (the “Board”) of Histogen, Inc. (the “Company”) appointed Alfred P. Spada, Ph.D. as Executive Vice President and Chief Scientific Officer (“CSO”) of the Company, effective as of February 1, 2023 (the “Effective Date”). Dr. Spada will report to the Company’s Chief Executive Officer.

In connection with his appointment as CSO, the Company entered into an executive employment agreement with Dr. Spada (the “Agreement”) setting forth the terms of his employment and compensation. Pursuant to the Agreement, Dr. Spada’s annual base salary will be $468,000, and he will be eligible for an annual discretionary bonus with a target amount of forty percent (40%) of base salary, to be paid after the close of the applicable performance period, based upon performance metrics established by the Board. Except in the event of Dr. Spada’s termination by the Company without cause, or his resignation from the Company for good reason, he will not be entitled to receive the annual discretionary bonus for a particular fiscal year, if any, if he is not employed by the Company at the time such bonus is paid.

The Agreement provides that as an inducement to employment with the Company, subject to the approval by the Company’s Board, Dr. Spada will be granted a stock option to purchase 106,793 shares of Company’s common stock (the “Inducement Option Award”). The Inducement Option Award is intended to be an inducement grant in accordance with Rule 5635(c)(4) of the Nasdaq Listing Rules.

In the event that the Company terminates Dr. Spada for any reason other than cause, death or disability, or if Dr. Spada resigns for good reason, then he shall be entitled to receive the following from the Company: (i) a severance payment, over a 12-month period following his termination of employment, of continuing compensation equal to twelve (12) months of the base salary and target cash bonus (for the year in which the termination occurs), payable in equal installments in accordance with the Company’s then-current payroll policies and practices (the “Severance Payment”); and (ii) if Dr. Spada elects continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA for Dr. Spada and his eligible dependents, the Company will provide COBRA premiums reimbursement over a 12-month period for such coverage (at the coverage levels in effect immediately prior to his termination) until the earlier of (A) an expiration of a period of twelve (12) months following the date of termination or (B) the date upon which Dr. Spada and/or his eligible dependents obtain health insurance coverage from a new employer or are otherwise no longer eligible for COBRA continuation coverage (the “COBRA Reimbursement”).

In the event the Company terminates Dr. Spada for any reason other than cause, death or disability, or if Dr. Spada resigns for good reason in connection with a change of control, then he shall be entitled to receive the Severance Payment, the COBRA Reimbursement and additionally, 100% of the then-unvested option awards shall immediately vest, payable on the first payroll period following the date the release of claims becomes effective.

The Agreement includes provisions requiring Dr. Spada to maintain the confidentiality of confidential and proprietary information of the Company, as defined in the company’s policies and to use such information only for permitted purposes.

The foregoing description of Dr. Spada’s compensation arrangements is qualified in its entirety by reference to the Agreement, which is attached as Exhibit 10.1 to this report.

Dr. Spada does not have any familial relationships and is not involved in any related party transactions that are required to be disclosed herein pursuant to applicable SEC statutes, rules or regulations.

Item 8.01.	Other Events.

On January 3, 2023, the Company issued a press release regarding the appointment of Dr. Spada as described above under Item 5.02 of this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibits
10.1	Executive Employment Agreement, dated February 1, 2023, by and between the Company and Alfred P. Spada, Ph.D.
99.1	Press Release, dated January 3, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Histogen Inc.

Date: January 3, 2023	By:	/s/ Steven J. Mento, Ph.D.
Name: Steven J. Mento, Ph.D.
Title: Executive Chairman and Interim President and Chief Executive Officer